Exhibit 99.1
Media Inquiries: (312) 436-4356
Investor Relations: (312) 436-4125
USG CORPORATION REPORTS FOURTH QUARTER 2008
NET SALES OF $981 MILLION AND A PRELIMINARY NET LOSS OF $172 MILLION
•	Preliminary net loss excludes expected non-cash charges for impairment of goodwill and other intangible assets
•	Ongoing weakness in key markets continued to affect results
•	Strong results in operational factors, such as customer satisfaction and efficiencies; Record annual results in Worldwide Ceilings
•	Preliminary net loss includes after-tax restructuring charges of $42 million
•	Convertible debt financing and credit agreement amendment strengthen liquidity
CHICAGO, January 28, 2009 — USG Corporation (NYSE: USG), a leading building products company, today reported fourth quarter 2008 net sales of $981 million and a preliminary net loss of $172 million, or $1.74 per diluted share based on 99.2 million average diluted shares outstanding. As discussed below, the preliminary net loss does not include an expected non-cash charge for impairment of goodwill and other intangible assets in an amount yet to be determined. For the same period a year ago, the corporation reported net sales of $1.2 billion and a net loss of $32 million, or $0.32 per diluted share based on 99.0 million average diluted shares outstanding.
-more-

USG REPORTS 2008 FOURTH QUARTER EARNINGS/2
“All of our businesses are being negatively affected by weak macroeconomic conditions,” said William C. Foote, USG Chairman and CEO. “New residential construction, a key market for our wallboard business, is down about 75 percent from its high in 2005. We have moved aggressively throughout the prolonged housing downturn to improve operating efficiencies, cut costs and lower our breakeven operating levels in our gypsum wallboard business. We are taking similar actions in our other businesses as the recession has spread to other parts of the U.S. and global economy.
Commenting on some of the company’s activities during the year, Foote said, “We continue to achieve excellent performance on customer satisfaction metrics and plant operating efficiencies. Our safety performance is outstanding and several of our plants received the prestigious OSHA Star award in 2008, bringing the total to eight plants that have received that recognition.
“We have also maintained a sharp focus on liquidity and financial flexibility,” Foote continued. “During the fourth quarter of 2008, we raised $400 million from a convertible note offering and earlier this month we successfully renegotiated our bank credit agreement.
“The core of our business is solid, despite the significant contraction in demand,” said Foote. “We are prepared for another very challenging year in 2009 and intend to take whatever additional actions we see as appropriate if demand for our products and services weakens further.”
The corporation’s consolidated preliminary fourth quarter 2008 results include restructuring and long-lived asset impairment charges totaling $68 million ($42 million after-tax, or $0.42 per diluted share) primarily related to the corporation’s previously announced workforce reduction program, manufacturing plant shutdowns and distribution center closures. These charges are separate from the expected goodwill and other intangible asset impairment charges.
-more-

USG REPORTS 2008 FOURTH QUARTER EARNINGS/3
For the full year of 2008, the corporation reported net sales of $4.6 billion and a preliminary net loss of $286 million, or $2.89 per diluted share based on 99.1 million average diluted shares outstanding. The preliminary consolidated full-year results include restructuring and impairment charges of $98 million ($61 million after-tax, or $0.62 per diluted share).
In addition, the corporation increased the valuation allowance on certain state net operating loss carryovers during the fourth quarter of 2008. The increase in the valuation allowance recognizes the uncertainty in estimating whether certain state net operating loss carryforwards will be realized within the applicable state statutory time limits. The impact of this increase in the allowance is a reduction of $61 million to the income tax benefit for the fourth quarter.
Anticipated Goodwill and Other Intangibles Impairment Charge
The corporation is currently completing an assessment of impairment of its goodwill and other intangible assets, as required under generally accepted accounting principles. The corporation had $226 million of goodwill as of its preliminary December 31, 2008 balance sheet and, while management has not yet determined the amount of the impairment charge, it expects all or a substantial amount of this goodwill will be impaired and written off, resulting in a corresponding charge. The company is also reviewing its values for other intangible assets. The assessment of goodwill and other intangible assets requires consideration of, among other factors, a comparison of the corporation’s stockholders’ equity and its current equity market capitalization. USG’s stock price was negatively impacted in the fourth quarter by the deteriorating macroeconomic environment and illiquidity in the credit markets. During that quarter, the corporation’s stock traded at a significant discount to book value, which under applicable accounting rules indicates that there may be an impairment.
-more-

USG REPORTS 2008 FOURTH QUARTER EARNINGS/4
The goodwill and other intangible assets impairment charge will be a non-cash item and will not affect the corporation’s operations, cash flows or liquidity. The corporation’s credit agreement and its outstanding indebtedness will not be impacted by this charge.
Upon completion of the corporation’s assessment of impairment of its goodwill and other intangible assets, the expected charge will be reflected in the corporation’s financial results and in the financial statements filed as part of its Annual Report on Form 10-K.
Business Outlook
The housing market, a major source of demand for the corporation’s businesses, continues to be very weak, and is expected to remain very weak throughout 2009. That weakness could extend into 2010, especially if the inventory of unsold homes remains at an historically high level and tight mortgage lending policies remain in place. The lack of commercial construction financing and the current economic recession are also expected to contribute to declines in residential repair and remodeling expenditures and non-residential construction activity in 2009. As a result, the corporation expects industry-wide demand for gypsum wallboard in the United States to decline further in 2009 from 2008 levels. If industry capacity is not reduced further, utilization rates in 2009 are expected to remain below 60 percent. Longer term, however, management believes that a recovery in the housing and other construction markets will occur, and the corporation will be well positioned to benefit when such a recovery happens.
-more-

USG REPORTS 2008 FOURTH QUARTER EARNINGS/5
Core Business Results
Fourth quarter and full year 2008 core business operating results are preliminary and do not include an expected non-cash charge for impairment of goodwill and other intangible assets.
North American Gypsum
USG’s North American Gypsum business recorded fourth quarter 2008 net sales of $505 million and a preliminary operating loss of $86 million, which included restructuring and long-lived asset impairment charges of $31 million. For the fourth quarter of 2007, North American Gypsum recorded net sales of $628 million and an operating loss of $53 million.
United States Gypsum Company reported fourth quarter 2008 net sales of $415 million, down 18 percent from fourth quarter 2007 net sales of $509 million. The company reported a preliminary operating loss of $81 million, which included restructuring and long-lived asset impairment charges of $28 million. This compared to an operating loss of $71 million (including $4 million in restructuring and long-lived asset impairment charges) in the same period a year ago.
The decline in U.S. Gypsum’s net sales was attributable primarily to lower shipments for Sheetrock® brand gypsum wallboard and non-wallboard products, including joint treatment and performance substrates and surfaces, which more than offset improvement in average realized selling prices for wallboard, as discussed below. The operating loss, excluding restructuring charges, improved in the fourth quarter of 2008 compared to the fourth quarter of 2007 primarily due to improved margins on wallboard and overall cost reduction initiatives. Improved wallboard margins were a major factor in the decline in the operating loss, exclusive of restructuring charges, between the beginning and the end of 2008.
-more-

USG REPORTS 2008 FOURTH QUARTER EARNINGS/6
U.S. Gypsum shipped 1.44 billion square feet of wallboard during the fourth quarter of 2008, down 32 percent compared with last year’s fourth quarter. Compared with the third quarter of 2008, the company’s shipments declined 16 percent while industry shipments declined 17 percent. U.S. Gypsum’s plants operated at approximately 51 percent of capacity during the fourth quarter of 2008 compared with 73 percent of capacity for the same period a year ago, reflecting weak demand and extended downtime at year end. The company estimates that the industry as a whole operated at 54 percent of capacity during the fourth quarter of 2008.
U.S. Gypsum’s nationwide average realized selling price for Sheetrock brand gypsum wallboard was $118.98 per thousand square feet during the fourth quarter of 2008, up 8 percent from the fourth quarter of 2007 and 4 percent from the third quarter of 2008. U.S. Gypsum’s average realized selling price has improved for three consecutive quarters since prices reached a low of $104.41 per thousand square feet in the first quarter of 2008.
The gypsum business of Canada-based CGC Inc. reported net sales of $71 million and a preliminary operating loss of $10 million in the fourth quarter of 2008, including $3 million in restructuring charges. This compared with net sales of $89 million and an operating profit of $8 million in last year’s fourth quarter. The lower net sales level was largely attributable to lower prices for wallboard, while the decline in profitability was principally due to lower selling prices, higher manufacturing costs and unfavorable effects from currency translation, in addition to the previously mentioned restructuring charges.
USG Mexico S.A. de C.V. reported fourth quarter 2008 net sales of $44 million compared with net sales of $51 million in last year’s fourth quarter. Sales decreased primarily due to unfavorable currency effects. Preliminary operating profit of $4 million was $2 million less when compared with the same period last year, largely due to lower gypsum wallboard prices, higher raw material and energy costs and the unfavorable effects of currency translation.
-more-

USG REPORTS 2008 FOURTH QUARTER EARNINGS/7
Building Products Distribution
L&W Supply Corporation and its subsidiaries, which comprise USG’s building products distribution business, reported fourth quarter 2008 net sales of $435 million, down 16 percent compared to the fourth quarter of 2007. Fourth quarter 2008 net sales primarily reflect lower gypsum wallboard shipments as a result of weaker residential and commercial construction demand. Fourth quarter 2008 gypsum wallboard shipments were down 28 percent compared to the prior year period.
L&W Supply’s sales of ceiling and construction metal products increased in the fourth quarter of 2008 compared to the fourth quarter of 2007, in part due to its strong relationships with large commercial contractors. However, overall sales of products other than wallboard were down 8 percent compared with last year’s fourth quarter.
L&W Supply reported a preliminary operating loss of $43 million in the fourth quarter of 2008, including a $28 million restructuring charge for center closures and other cost reduction actions. In last year’s fourth quarter, L&W’s operating profit was $10 million. The decline in operating profit, exclusive of the restructuring charge, was largely attributable to significantly lower shipments and lower profit margins for wallboard due to the weaker residential and commercial markets. For the full year of 2008, L&W Supply closed 54 distribution centers in response to weak market conditions. These closures were widely dispersed geographically, and L&W Supply continues serving its customers from 198 distribution centers.
-more-

USG REPORTS 2008 FOURTH QUARTER EARNINGS/8
Worldwide Ceilings
USG’s Worldwide Ceilings business recorded fourth quarter 2008 net sales of $171 million, a decrease of 14 percent compared to last year’s fourth quarter. Preliminary operating profit was at the breakeven level in the fourth quarter of 2008 compared with an operating profit of $20 million in the same period a year ago. Fourth quarter 2008 results included $3 million in restructuring charges.
USG Interiors reported fourth quarter 2008 net sales of $109 million and a preliminary operating profit of $3 million, including $1 million in restructuring charges. In the fourth quarter of 2007, net sales were $127 million and operating profit was $16 million. Net sales and operating profit were negatively impacted by lower volumes and margins on ceiling grid and tile.
USG International reported net sales and a preliminary operating loss of $59 million and $4 million, respectively, in the fourth quarter of 2008. This compared with net sales of $67 million and an operating profit of $2 million for the same period a year ago. The declines in sales and profitability were largely due to decreased demand for ceiling grid and joint treatment in Europe and the Asia-Pacific region and the unfavorable effects of currency translation. The operating loss in the fourth quarter of 2008 included a $2 million restructuring provision related to the salaried workforce reduction program.
The ceilings division of CGC Inc. reported net sales of $13 million and a preliminary operating profit of $1 million in the fourth quarter of 2008, compared with $16 million and $2 million, respectively, in the same period a year ago. The negative effects of lower shipments and higher manufacturing costs for ceiling tile and grid more than offset the benefit from improved pricing in both product lines.
-more-

USG REPORTS 2008 FOURTH QUARTER EARNINGS/9
Other Consolidated Information
Fourth quarter 2008 selling and administrative expenses decreased $9 million to $93 million versus the fourth quarter of 2007. Selling and administrative expenses totaled $380 million for the full year of 2008 compared with $408 million for the full year of 2007. The $28 million decline was primarily due to a company-wide emphasis on reducing expenses, including salaried workforce reductions. Further cost reductions are expected in 2009 due to recent restructuring actions. Selling and administrative expenses as a percentage of consolidated net sales increased to 9.5 percent in the fourth quarter of 2008 and 8.2 percent for the full year of 2008 compared with 8.5 percent in the fourth quarter of 2007 and 7.8 percent for the full year of 2007. These increases reflect the lower level of sales.
Interest expense for the fourth quarter and full year of 2008 was $27 million and $86 million, respectively. Interest expense for the fourth quarter and full year of 2007 was $20 million and $105 million, respectively. The higher level of interest expense for the fourth quarter of 2008 reflected a higher average level of borrowings and higher interest rates compared to the fourth quarter of 2007.
As of December 31, 2008, the corporation had $471 million of cash and cash equivalents on a consolidated basis, compared with $159 million as of September 30, 2008 and $297 million as of December 31, 2007. The increase in cash reflects receipt of the proceeds from the November 2008 sale of contingent convertible senior notes discussed below. Subsequent to December 31, 2008, $190 million of cash was used to repay borrowings under the corporation’s revolving credit facility in connection with its amendment and restatement, discussed below. Total debt was $1.84 billion as of December 31, 2008 compared with $1.464 billion as of September 30, 2008 and $1.238 billion as of December 31, 2007. Capital expenditures for the fourth quarter and full year of 2008 were $29 million and $238 million, respectively. Capital expenditures for the comparable 2007 periods were $119 million and $460 million, respectively. The lower level of spending in the 2008 periods reflects the substantial completion of several strategic projects and curtailment of spending for new projects.

USG REPORTS 2008 FOURTH QUARTER EARNINGS/10
Prior to the fourth quarter of 2008, the corporation valued its inventories in the United States under the last-in, first-out (LIFO) cost method. During the fourth quarter of 2008, the corporation changed its method of accounting for these inventories from the LIFO method to the average cost method. This change better reflects the current cost of inventory on the corporation’s consolidated balance sheet. Additionally, this change conforms the accounting for all of the corporation’s worldwide inventories to a consistent inventory costing method and provides better comparability to its peers. The corporation applied this change in accounting principle retrospectively to all prior periods in accordance with SFAS No. 154, “Accounting Changes and Error Corrections.” The change resulted in a retrospective adjustment of the first three quarters of 2008 and a supplemental schedule is attached to show the impact of the change by quarter.
If the corporation had not changed its method of inventory accounting from LIFO to average cost, cost of sales for the nine months ended September 30, 2008 would have been $18 million higher than reported in the consolidated statement of earnings, the income tax benefit would have been $7 million higher and the preliminary net loss would have been $11 million greater. On a per share basis, the preliminary diluted loss per share would have been higher by $0.11.
-more-

USG REPORTS 2008 FOURTH QUARTER EARNINGS/11
During the fourth quarter of 2008, the corporation sold $400 million of 10 percent contingent convertible senior notes due 2018. The notes initially bear interest at a rate of 10 percent per annum. In accordance with New York Stock Exchange rules, the corporation is seeking stockholder approval to allow conversion of the notes into shares of USG common stock. If stockholder approval is not obtained by April 10, 2009, the notes will bear interest at 20 percent per annum. A special stockholder’s meeting to consider a proposal to approve the issuance of common stock upon conversion of the notes is scheduled for February 9, 2009.
On January 7, 2009, the corporation amended and restated its unsecured revolving credit facility to provide it with additional financial flexibility.  The amended and restated facility, which is guaranteed by, and secured by receivables and inventory, of the corporation’s significant domestic subsidiaries, matures in 2012 and provides for revolving loans of up to $500 million based upon a borrowing base determined by reference to the levels of accounts receivable and inventory securing the facility.  The amended and restated facility has a single financial covenant that will only apply if borrowing availability under the facility is less than $75 million.  Availability under the credit facility will increase or decrease depending on changes to the borrowing base over time. In conjunction with amendment and restatement of the revolving credit facility in January 2009, the corporation’s separate $170 million secured credit agreement was terminated.
-more-

USG REPORTS 2008 FOURTH QUARTER EARNINGS/12
A conference call is being held today at 10:00 A.M. Central Time (11:00 A.M. Eastern) during which USG senior management will discuss the corporation’s operating results. The conference call and presentation will be webcast simultaneously on the USG Web site, www.usg.com, in the Investor Information section. The dial-in number for the conference call is 1-800-315-2944 (1-847-413-2929 for international callers), and the passcode is 23599997. After the live webcast, a replay of the webcast will be available on the USG Web site. In addition, a telephonic replay of the call will be available for five days. The replay dial-in number is 1-888-843-8996 (1-630-652-3044 for international callers), and the passcode is 23599997.
USG Corporation is a Fortune 500 manufacturer and distributor of high-performance building systems through its United States Gypsum Company, USG Interiors, Inc. and L&W Supply Corporation subsidiaries. Headquartered in Chicago, USG serves the residential and non-residential construction markets, repair and remodel construction markets, and industrial processes. USG’s wall, ceiling, flooring and roofing products provide leading-edge building solutions for customers, while L&W Supply center locations efficiently stock and deliver building materials nationwide. For additional information, visit the USG Web site at www.usg.com.
# # #
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 related to management’s expectations about future conditions. Actual business, market or other conditions may differ from management’s expectations and, accordingly, may affect our sales and profitability or other results and liquidity. Actual results may differ due to various other factors, including: economic conditions such as the levels of new home and other construction activity, employment levels, the availability of mortgage, construction and other financing, mortgage and other interest rates, housing affordability and supply, currency exchange rates and consumer confidence; capital markets conditions, the availability of borrowings under our credit agreement or other financings; competitive conditions, such as price, service and product competition; shortages in raw materials; increases in raw material, energy, transportation and employee benefit costs; the loss of one or more major customers and their ability to meet their financial obligations to us; capacity utilization rates; the results of a review by the Congressional Joint Committee on Taxation relating to the tax refund we received related to the payments we made to the asbestos trust; our success in integrating acquired businesses; changes in laws or regulations, including environmental and safety regulations; the effects of acts of terrorism or war upon domestic and international economies and financial markets; and acts of God. We assume no obligation to update any forward-looking information contained in this press release.

USG CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in millions except per share data)
(Unaudited)

	Three Months		Twelve Months
	ended December 31,		ended December 31,
	Preliminary		Preliminary
	2008 *	2007	2008 *	2007

Net sales	$981	$1,200	$4,608	$5,202

Cost of products sold	975	1,139	4,416	4,601

Gross profit	6	61	192	601

Selling and administrative expenses	93	102	380	408

Restructuring and long-lived asset impairment charges	68	8	98	26

Operating profit (loss)	(155)	(49)	(286)	167

Interest expense	27	20	86	105

Interest income	(2)	(4)	(7)	(22)

Other (income) expense, net	(12)	—	(10)	(4)

Earnings (loss) before income taxes	(168)	(65)	(355)	88

Income tax expense (benefit)	4	(33)	(69)	11

Net earnings (loss)	$(172)	$(32)	$(286)	$77

Earnings (loss) per common share:
Basic	$(1.74)	$(0.32)	$(2.89)	$0.80
Diluted	$(1.74)	$(0.32)	$(2.89)	$0.79

Average common shares **	99,157,818	99,045,373	99,100,456	97,088,332
Average diluted common shares **	99,157,818	99,045,373	99,100,456	97,302,508

Other Information:
Depreciation, depletion and amortization	$50	$43	$182	$176
Capital expenditures	$29	$119	$238	$460

2008 and 2007 have been retrospectively adjusted for a change in the fourth quarter of 2008 from the last-in, first-out method of inventory accounting to the average cost method.

*	Preliminary results do not reflect the expected charge for impairment of goodwill and other intangible assets.

**	Average common shares and average diluted common shares outstanding are calculated in accordance with Financial Accounting Standards No. 128, “Earnings Per Share.”

USG CORPORATION
CORE BUSINESS RESULTS
(dollars in millions)
(Unaudited)

	Three Months		Twelve Months
	ended December 31,		ended December 31,
	Preliminary		Preliminary
	2008 *	2007	2008 *	2007
Net Sales:

North American Gypsum:
United States Gypsum Company	$415	$509	$1,933	$2,417
CGC Inc. (gypsum)	71	89	332	324
USG Mexico, S.A. de C.V.	44	51	201	193
Other subsidiaries **	13	22	74	83
Eliminations	(38)	(43)	(182)	(180)

Total	505	628	2,358	2,837

Building Products Distribution:
L&W Supply Corporation	435	519	1,993	2,291

Worldwide Ceilings:
USG Interiors, Inc.	109	127	531	523
USG International	59	67	304	273
CGC Inc. (ceilings)	13	16	61	61
Eliminations	(10)	(11)	(50)	(44)

Total	171	199	846	813

Eliminations	(130)	(146)	(589)	(739)

Total USG Corporation	$981	$1,200	$4,608	$5,202

Operating Profit (Loss):

North American Gypsum:
United States Gypsum Company	$(81)	$(71)	$(261)	$30
CGC Inc. (gypsum)	(10)	8	(8)	15
USG Mexico, S.A. de C.V.	4	6	21	26
Other subsidiaries **	1	4	8	13

Total	(86)	(53)	(240)	84

Building Products Distribution:
L&W Supply Corporation	(43)	10	(30)	91

Worldwide Ceilings:
USG Interiors, Inc.	3	16	61	54
USG International	(4)	2	8	12
CGC Inc. (ceilings)	1	2	11	9

Total	—	20	80	75

Corporate	(26)	(31)	(97)	(110)
Eliminations	—	5	1	27

Total USG Corporation	$(155)	$(49)	$(286)	$167

2008 and 2007 have been retrospectively adjusted for a change in the fourth quarter of 2008 from the last-in, first-out method of inventory accounting to the average cost method.

*	Preliminary results do not reflect the expected charge for impairment of goodwill and other intangible assets.

**	Includes a shipping company in Bermuda and a mining operation in Nova Scotia.

USG CORPORATION
CONSOLIDATED BALANCE SHEETS
(dollars in millions)
(Unaudited)

	As of
	December 31,
	Preliminary
	2008 *	2007
Assets
Current Assets:
Cash and cash equivalents	$471	$297
Restricted cash	1
Receivables (net of reserves — $15 and $17)	467	430
Inventories	404	431
Income taxes receivable	15	37
Deferred income taxes	68	32
Other current assets	68	57

Total current assets	1,494	1,284

Property, plant and equipment (net of accumulated depreciation and depletion — $1,368 and $1,249)	2,562	2,596
Deferred income taxes	325	228
Goodwill	226	226
Other assets	289	320

Total Assets	$4,896	$4,654

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$220	$328
Accrued expenses	338	234
Short-term debt	190	—
Current portion of long-term debt	4	—
Income taxes payable	4	5

Total current liabilities	756	567

Long-term debt	1,642	1,238
Deferred income taxes	7	10
Other liabilities	764	613

Commitments and contingencies

Stockholders’ Equity:
Preferred stock	—	—
Common stock	10	10
Treasury stock	(199)	(204)
Capital received in excess of par value	2,625	2,607
Accumulated other comprehensive income	(227)	9
Retained earnings (deficit)	(482)	(196)

Total stockholders’ equity	1,727	2,226

Total Liabilities and Stockholders’ Equity	$4,896	$4,654

2008 and 2007 have been retrospectively adjusted for a change in fourth quarter of 2008 from the last-in, first-out method of inventory accounting to the average cost method.

*	Preliminary results do not reflect the expected charge for impairment of goodwill and other intangible assets.

USG CORPORATION
CONSOLIDATED STATEMENTS OF EARNINGS
(dollars in millions)
(Unaudited)
Detail of Change in Inventory Valuation Method
First Three Quarters of 2008

	Three Months			Three Months			Three Months
	ended March 31, 2008			ended June 30, 2008			ended Sept 30, 2008
	As Originally			As Originally			As Originally
	Reported	Adj.	As Adjusted	Reported	Adj.	As Adjusted	Reported	Adj.	As Adjusted

Net sales	$1,165		$1,165	$1,251		$1,251	$1,211		$1,211

Cost of products sold	1,124	(5)	1,119	1,180	(5)	1,175	1,155	(8)	1,147

Gross profit	41	5	46	71	5	76	56	8	64

Selling and administrative expenses	102		102	94		94	91		91

Restructuring	4		4	21		21	5		5

Operating profit (loss)	(65)	5	(60)	(44)	5	(39)	(40)	8	(32)

Interest expense	17		17	21		21	21		21

Interest income	(2)		(2)	(1)		(1)	(2)		(2)

Other (income) expense, net	(1)		(1)	—		—	3		3

Earnings (loss) before income taxes	(79)	5	(74)	(64)	5	(59)	(62)	8	(54)

Income tax expense (benefit)	(34)	1	(33)	(24)	2	(22)	(22)	4	(18)

Net earnings (loss)	$(45)	$4	$(41)	$(40)	$3	$(37)	$(40)	$4	$(36)

USG CORPORATION
Operating Profit (Loss) By Core Business
(dollars in millions)
(Unaudited)
Detail of Change in Inventory Valuation Method
First Three Quarters of 2008

	North American Gypsum			Building Products Distribution			Worldwide Ceilings			Corporate/Eliminations			Total USG Corporation
	As Originally			As Originally			As Originally			As Originally			As Originally
	Reported	Adj.	As Adjusted	Reported	Adj.	As Adjusted	Reported	Adj.	As Adjusted	Reported	Adj.	As Adjusted	Reported	Adj.	As Adjusted
Nine Mos. Ending September 30, 2008

First Quarter	$(57)	$2	$(55)	$(1)	$1	$—	$22	$2	$24	$(29)	$—	$(29)	$(65)	5	$(60)

Second Quarter	(56)	1	(55)	7	1	8	28	2	30	(23)	1	(22)	(44)	5	(39)

Third Quarter	(48)	4	(44)	4	1	5	22	4	26	(18)	(1)	(19)	(40)	8	(32)

Nine Mos. 2008	$(161)	$7	$(154)	$10	$3	$13	$72	$8	$80	$(70)	$—	$(70)	$(149)	$18	$(131)